Exhibit 99.1

Contacts:	Media Relations: Amy Shah TE Connectivity +1 610-893-9555 amy.shah@te.com	Investor Relations: Keith Kolstrom TE Connectivity +1 610-893-9551 keith.kolstrom@te.com Investor Relations: Matt Vergare TE Connectivity +1 610-893-9442 matthew.vergare@te.com

TE CONNECTIVITY COMPLETES ACQUISITION OF DEUTSCH GROUP SAS

EXPANDS PORTFOLIO WITH HIGH PERFORMANCE CONNECTIVITY PRODUCTS

FOR HARSH ENVIRONMENT APPLICATIONS

SCHAFFHAUSEN, Switzerland, April 3, 2012 — TE Connectivity Ltd. (NYSE: TEL) today announced the completion of the acquisition of Deutsch Group SAS. The transaction is valued at 1.55 billion euro (approximately $2.05 billion at current exchange rates) and is expected to be accretive to the Company’s adjusted earnings by approximately $0.20 per share in fiscal 2013, excluding acquisition-related costs.

The acquisition of Deutsch, a leading provider of high-performance connectivity solutions for harsh environment applications, will significantly expand TE’s product portfolio and enable the Company to better serve customers in the Industrial and Commercial Transportation, Aerospace and Defense, and Rail markets.

“We are excited to bring together TE and Deutsch, two of the most trusted names in our industry. Deutsch has a long history of leadership and innovation and its complementary product line will enable TE to offer the most complete range of connectivity solutions to our customers,” said Tom Lynch, Chief Executive Officer of TE Connectivity. “Together, our broad product range, global presence and shared commitment to innovation will create an even greater opportunity to serve the growing market for harsh environment connectivity applications.”

For reporting purposes, Deutsch will be included as part of TE’s Transportation Solutions segment.

TE will provide an update to its fiscal 2012 outlook, including the impact of the acquisition of Deutsch, on its fiscal second quarter earnings call to be held on April 25, 2012.

ABOUT TE CONNECTIVITY

TE Connectivity is a global, $14 billion company that designs and manufactures approximately 500,000 products that connect and protect the flow of power and data inside the products that touch every aspect of our lives. Our nearly 100,000 employees partner with customers in virtually every industry—from consumer electronics, energy and healthcare, to automotive, aerospace and communication networks—enabling smarter, faster, better technologies to connect products to possibilities. Find more information about TE Connectivity at http://www.te.com.

NON-GAAP MEASURES

“Adjusted Earnings Per Share” is a non-GAAP (U.S. Generally Accepted Accounting Principles) measure and should not be considered a replacement for GAAP results. We present diluted earnings per share from continuing operations attributable to TE Connectivity Ltd. before special items, including charges or income related to legal settlements and reserves, restructuring and other charges, acquisition related charges, impairment charges, tax sharing income related to certain proposed adjustments to prior period tax returns and other tax items, certain significant special tax items, other income or charges, if any, and, if applicable, related tax effects (“Adjusted Earnings Per Share”). We present Adjusted Earnings Per Share because we believe that it is appropriate for investors to consider results excluding these items in addition to results in accordance with GAAP. We believe such a measure provides a picture of our results that is more comparable among periods since it excludes the impact of special items, which may recur, but tend to be irregular as to timing, thereby making comparisons between periods more difficult. It also is a significant component in our incentive compensation plans. The limitation of this measure is that it excludes the financial impact of items that would otherwise either increase or decrease our reported results. This limitation is best addressed by using Adjusted Earnings Per Share in combination with diluted earnings per share from continuing operations attributable to TE Connectivity Ltd. (the most comparable GAAP measure) in order to better understand the amounts, character and impact of any increase or decrease on reported results.

Because we do not predict the amount and timing of special items that might occur in the future, and our forecasts are developed at a level of detail different than that used to prepare GAAP-based financial measures, we do not provide reconciliations to GAAP of our forward-looking financial measures.

FORWARD-LOOKING STATEMENTS

This release contains certain “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to risks, uncertainty and changes in circumstances, which may cause actual results, performance, financial condition or achievements to differ materially from anticipated results, performance, financial condition or achievements. All statements contained herein that are not clearly historical in nature are forward-looking and the words “anticipate,” “believe,” “expect,” “estimate,” “plan,” and similar expressions are generally intended to identify forward-looking statements. We have no intention and are under no obligation to update or alter (and expressly disclaim any such intention or obligation to do so) our forward-looking statements whether as a result of new information, future events or otherwise, except to the extent required by law. The forward-looking statements in this release include statements addressing our future financial condition and operating results. Examples of factors that could cause actual results to differ materially from those described in the forward-looking statements include, among others, business, economic, competitive and regulatory risks, such as conditions affecting demand for products, particularly in the automotive industry and the telecommunications, computer and consumer electronics industries; competition and pricing pressure; fluctuations in foreign currency exchange rates and commodity prices; natural disasters and political, economic and military instability in countries in which we operate; developments in the credit markets; future goodwill impairment; compliance with current and future environmental and other laws and regulations; the possible effects on us of changes in tax laws, tax treaties and other legislation; the risk that Deutsch’s operations will not be successfully integrated into ours; and the risk that revenue opportunities, cost savings and other anticipated synergies from the Deutsch acquisition may not be fully realized or may take longer to realize than expected. More detailed information about these and other factors is set forth in TE Connectivity Ltd.’s Annual Report on Form 10-K for the fiscal year ended Sept. 30, 2011 as well as in our Quarterly Report on Form 10-Q for the fiscal quarter ended Dec. 30, 2011, Current Reports on Form 8-K and other reports filed by us with the U.S. Securities and Exchange Commission.

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